Darren K. DeStefano

+1 703 456 8034

ddestefano@cooley.com

Exhibit 5.1

February 15, 2019

Helius Medical Technologies, Inc.

Suite 100, 642 Newtown Yardley Road

Newtown, Pennsylvania 18940

Ladies and Gentlemen:

We have acted as counsel to Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,356,114 shares Class A Common Stock, par value $0.001 per share (the “Shares”) issuable pursuant to the Company’s 2018 Omnibus Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, (c) the Plan and (d) such other records, documents, certificates, opinions, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and we have assumed the due execution and delivery of all documents by all persons other than by the Company where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   One Freedom Square   Reston Town Center   11951 Freedom Drive   Reston, VA   20190-5640
t: (703) 456-8000  f: (703) 456-8100  cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By: /s/ Darren K. DeStefano

Darren K. DeStefano